UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 30, 2013

BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120
(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)

(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On August 1, 2013, Becton, Dickinson and Company (“BD”) issued a press release announcing its financial results for its third fiscal quarter ending June 30, 2013. A copy of the press release is furnished as Exhibit 99.1 to this report.

The press release furnished as Exhibit 99.1 contains certain financial measures that differ from those presented in accordance with U.S. generally accepted accounting principles (“non-GAAP measures”), as follows:

•

Revenues. We present international and total revenue growth rates (for the total company and each of its segments and units, and for our safety-engineered devices) after eliminating the effect of foreign currency translation. We believe that these measures of revenue growth allow investors to better understand the underlying operating results of BD and facilitate comparisons to prior periods.

•

Earnings Per Share from Continuing Operations. We present the percentage growth in earnings per share from continuing operations for the third quarter and first nine months of fiscal year 2013 compared to the prior year periods after eliminating the effect of foreign currency translation, the impact of a pending antitrust class action settlement and the impact of the medical device excise tax that went into effect in January 2013 under the U.S. healthcare reform law. We believe that eliminating the effect of foreign currency translation allows investors to better understand the underlying operating results of BD and facilitates comparisons to prior periods. Eliminating the charge relating to the pending settlement and the impact of the medical device excise tax also facilitates comparisons to prior periods, as the settlement charge is not considered by management to be part of BD’s ordinary operations and the excise tax was not in effect for those prior periods.

We also present estimated EPS for the full fiscal year 2013 after adjusting for the pending antitrust class action settlement. We also provide estimated EPS growth for the full fiscal year 2013 compared to fiscal year 2012 after making further adjustments to eliminate the impact of foreign currency and the medical device excise tax. Eliminating the effects of the pending settlement, foreign currency translation and the excise tax allows investors to better understand the anticipated underlying performance of BD and assess BD’s earnings guidance relative to prior periods. For comparison purposes, we also present fiscal year 2012 EPS after excluding a pension settlement charge incurred in that fiscal year. This pension settlement charge is not considered by management to be part of ordinary operations, and management believes eliminating this charge when providing fiscal year 2013 EPS guidance allows investors to better understand our guidance in relation to fiscal year 2012.

BD’s management uses each of these non-GAAP measures in its own evaluation of BD’s performance, particularly when comparing performance to past periods and to the performance of peer companies. Management also uses the non-GAAP results for budget planning purposes on a quarterly and annual basis.

BD provides non-GAAP measures to investors on a supplemental basis, as they provide additional insight into BD’s financial results. Management believes the non-GAAP results provide a reasonable measure of BD’s underlying performance before the effects of items that are considered by management to be outside of BD’s underlying operational results or that affect period to period comparability.

Non-GAAP results should not be considered in isolation and are not in accordance with, or a substitute for, GAAP results. Our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures. Although BD’s management believes non-GAAP results are useful in evaluating the performance of its business, its reliance on these measures is limited since items excluded from such measures may have a material impact on BD’s net income, earnings per share or cash flows calculated in accordance with GAAP. Therefore, management typically uses non-GAAP results in conjunction with GAAP results to address these limitations. Investors should also consider these limitations when evaluating BD’s results.

ITEM 8.01	OTHER EVENTS.

On July 30, 2013, BD entered into a settlement agreement in the following antitrust class actions brought on behalf of purchasers of BD products: Jabo’s Pharmacy, Inc., et. al. v. Becton Dickinson & Company (U.S. District Court, Greenville, Tennessee), filed June 3, 2005; Drug Mart Tallman, Inc., et. al. v. Becton Dickinson and Company (U.S. District Court, Newark, New Jersey), filed January 17, 2006; Medstar v. Becton Dickinson (U.S. District Court, Newark, New Jersey), filed May 18, 2006; and The Hebrew Home for the Aged at Riverdale v. Becton Dickinson and Company (U.S. District Court, Southern District of New York), filed March 28, 2007. Under the terms of the settlement agreement, which is subject to preliminary and final approval by the court following notice to potential class members, BD will pay $22 million into a settlement fund in exchange for a release by all potential class members of the indirect purchaser claims related to the products and acts enumerated in the complaint, and a dismissal of the case with prejudice. The release would not cover potential class members which opt out of the settlement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1    Press release dated August 1, 2013, which is furnished pursuant to Item 2.02

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY
(Registrant)

By:	/s/ Gary DeFazio
Gary DeFazio
Vice President and Corporate Secretary

Date: August 1, 2013

Exhibit Index

99.1	Press release dated August 1, 2013, which is furnished pursuant to Item 2.02